EXHIBIT 99.1




               TalkVISUAL ANNOUNCES RESIGNATION OF MICHAEL ZWEBNER

              Mike Rollins, company president and CEO will serve as
                               interim chairman.

MIAMI, FLA., June 20, 2002 --Mike Rollins, president and chief executive officer of TalkVISUAL Corporation (OTC BB: TVCP), announced today that the company has accepted the resignation of board chairman, director and founder, Michael Zwebner, who has terminated his affiliation with the company in order to pursue other interests.


"This has not been an easy decision for me, but I am now immersed in numerous other public company ventures and have decided to reduce my workload to better concentrate my efforts," said Zwebner. He went on to state, "I now feel comfortable leaving the company, as I believe Mr. Rollins, as the current CEO, is the right person to take the company to new levels. He has already demonstrated his skills by re-organizing the business, increasing revenues and setting the company on the right course to further build the business for the benefit of all shareholders."


The chairmanship will now be filled by Rollins who stated, "Understanding Michael's position and decision, the board has accepted his resignation. We have all appreciated Michael's service on the board; however, we can understand that his new business interests would naturally take precedence. We wish him every success in these new endeavors."
                                    - more -
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TalkVISUAL  Corporation  owns and  operates  telecommunications  retail  centers
providing   communication  and  related  services  to  business  and  individual consumers. Principal services include long-distance telephone calling in private booths ("call-shop services"), prepaid calling cards, money transfer services
and   international   package   delivery.   Visit  the  company's  web  site  at
www.talkvisual.com.
TalkVISUAL targets key business and consumer market segments in the United States, with a primary focus on Latin American expatriate business and consumer communities.



NOTE: Statements contained in this news release not strictly historical are forward-looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The company makes these statements based on information available to it as of the date of this news release and assumes no responsibility to update or revise such forward-looking statements. Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, without limitation, demand for the company's products and services, the company's ability to continue to develop its market, general economic conditions, government regulation, and other factors that may be more fully described in the company's literature and periodic filings with the Securities and Exchange Commission.

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